FINAL
April 25, 2007

PURCHASE AGREEMENT

Among

MegaWest Energy Corp.,
MegaWest Energy (USA) Corp.,

Trinity Sands Energy LLC

And

All of the Members of Trinity Sands Energy LLC

EXHIBITS AND SCHEDULES

Exhibits

Property Description .... Exhibit A
Assignment of Membership Interest .... Exhibit B

Schedules

Foreign Members .... Schedule 4.6
Material Contracts .... Schedule 5.10(a)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "***Agreement***") is made and entered into as of April 25, 2007, by and among, MegaWest Energy Corp., a British Columbia, Canada corporation ("***Parent***"), MegaWest Energy (USA) Corp., a Nevada corporation ("***Buyer***"), Trinity Sands Energy LLC, a Delaware limited liability company ("***TSE***"), all of the owners of membership interests in TSE (individually, a "***Seller***", and collectively, the "***Sellers***"), and Raymond T. Pirraglia, as the initial Representative.

RECITALS:

WHEREAS, the Sellers, collectively, own all of the Membership Interests in TSE; and

WHEREAS, Sellers desire to sell the Membership Interests in TSE to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein;

WHEREAS, as in connection with this Agreement, the Buyer has amended its Articles of Incorporation to provide for two classes of Common Stock, and Parent has acquired from Buyer all of the Class A Common Stock for a cash payment of $200,000; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given such terms in Article I;

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:

"***Affiliate***" shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term "***control***" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, TSE shall be considered an Affiliate of each Seller, and from and after Closing, TSE shall be considered an Affiliate of Buyer and not Sellers.

"***Agreement***" shall have the meaning given such term in the introduction to the Agreement.

"***Assets***" shall mean all assets owned by TSE, including, but not limited to, all of TSE's rights, titles and interests in, to and under lands, leases and wells, working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, including, but not limited to, all of TSE's rights, titles and interests in, to, under and derived from:

(a) its oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (collectively, the "***Leases***"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

(b) all fee mineral interests (collectively, the "***Mineral Interests***"), together with corresponding interests in and to all property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Mineral Interests being a part thereof, all production from the pool or unit allocated to any such Mineral Interests, and all interests in any wells within the pool or unit associated with the Mineral Interests;

(c) the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Closing Date;

(d) all Basic Documents;

(e) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

(f) all Records;

(g) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases from and after the Closing Date;

(h) all warehouse stock and other material and equipment held for or related to operations on the Assets or acreage pooled thereunder;

(i) salt water disposal systems associated with the Assets and the operations thereon or on acreage pooled therewith;

(j) all seismic, geological and geophysical data relating to the Assets, if any; and

(k) the Energy Finder's Shares.

"***Assignment of Membership Interest***" means the Assignment of Membership Interest in the form of Exhibit B.

"***Basic Documents***" shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Assets.

"***Business Day***" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware are authorized by Law to close.

"***Buyer***" shall have the meaning given such term in the introduction to this Agreement.

"***Buyer Group***" shall have the meaning given such term in Section 8.2.

"***Canadian Jurisdictions***" shall have the meaning given such term in Section 6.8.

"***Class A Common Stock***" shall have the meaning given such term in Section 6.1.

"***Class B Common Stock***" shall have the meaning given such term in Section 6.1.

"***Closing***" shall have the meaning given such term in Section 2.1(b).

"***Closing Date***" shall have the meaning given such term in Section 2.1(a).

"***Code***" shall mean the Internal Revenue Code of 1986 as amended.

"***Commission***" shall have the meaning given such term in Section 6.9.

"***Common Shares***" shall mean the common shares of Parent, without par value.

"***Deductible Amount***" shall have the meaning given such term in Section 8.3(a).

"***Defensible Title***" shall mean as to the Assets, such title held by TSE that, subject to and except for the Permitted Encumbrances: (i) entitles TSE to receive not less than the "***net revenue interest***" set forth in Exhibit A for any Warranty Interest of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Warranty Interest, (ii) obligates TSE to bear costs and expenses relating to the maintenance, development and operation of a

Warranty Interest in an amount not greater than the "*working interest*" set forth in Exhibit A with respect to such Warranty Interest (unless there is a proportionate increase in TSE's "*net revenue interest*" for such Warranty Interest); and (iii) is free and clear of Encumbrances.

"*Demand for Arbitration*" shall have the meaning given such term in Section 10.8

"*Employee Plans*" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of TSE, or their beneficiaries, and each other "employee benefit plan" as defined in Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by TSE.

"*Encumbrances*" shall mean pledges, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

"*Energy Finder's Shares*" shall mean Three Million, Seven Hundred Fifty Thousand (3,750,000) shares of Energy Finders, Inc., evidenced by Certificate Number 840, Three Million, Six Hundred Fifty-Two Thousand, Five Hundred (3,652,500) shares of Energy Finders, Inc., as evidenced by Certificate Number 854, and Ninety-Seven Thousand Five Hundred (97,500) shares of Energy Finders, Inc., as evidenced by Certificate Number 856, all held in the name of TSE.

"*Environmental Defect*" shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds Ten Thousand Dollars ($10,000.00).

"*Environmental Laws*" shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water, land or protected species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

"*ERISA*" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"*ERISA Affiliate*" means any entity, whether or not incorporated, that is under common control with a Person within the meaning of Section 4001 of ERISA or is part of a group that includes such Person and that is treated as a single employer under Section 414 of the Code.

"*Exchange Act*" shall have the meaning given such term in Section 6.9.

"*Exchange Shares*" shall mean shares of Class B Common Stock of Buyer.

"*GAAP*" means United States generally accepted accounting principles.

"*Governmental Entity*" shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission,

department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"***Hazardous Materials***" means any "hazardous substance," "pollutant or contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, and any other material regulated under any Environmental Law because of its effect or potential effect on public health and the environment, including without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials and wastes generated during the production of oil and gas.

"***Indemnifiable Loss***" shall have the meaning given such term in Section 8.8.

"***Indemnitee***" shall have the meaning given such term in Section 8.4.

"***Indemnitor***" shall have the meaning given such term in Section 8.4.

"***Indemnity Claim***" shall have the meaning given such term in Section 8.4.

"***Indemnity Claim Notices***" shall have the meaning given such term in Section 8.4.

"***Indemnity Payout***" shall have the meaning given such term in Section 8.8.

"***Knowledge***" or "***Known***" shall mean, with respect to a Seller, the actual knowledge (without investigation) of such Seller.

"***Law***" shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

"***Leases***" shall have the meaning given such term in the definition of Assets in this Article I and shall also include those agreements granting or leasing TSE the right to produce coalbed methane gas.

"***Loss Payment***" shall have the meaning given such term in Section 8.3(d).

"***Losses***" shall have meaning given to such term as set forth in Section 8.1.

"***Lowest Cost Response***" shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

"***Majority***" shall have the meaning given such term in Section 8.5(c).

"***Material Adverse Effect***" shall mean, with respect to a specified Person, a material adverse effect on the business, operations, assets, or properties of such Person; provided, however, that any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general (in each case) shall not be deemed a Material Adverse Effect.

"***Material Contracts***" shall have the meaning given such term in Section 5.10.

"***Membership Interests***" means the membership interests in TSE and includes, without limitation, all voting, distribution and other rights of a member of TSE.

"***Mineral Interests***" shall have the meaning given such term in the definition of Assets in this Article I.

"***MW***" means Parent and Buyer, collectively.

"***Organizational Documents***" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"***Parent***" shall have the meaning given such term in the introductory paragraph.

"***Parent Financial Statements***" shall have the meaning given such term in Section 6.9.

"***Parent SEC Documents***" shall have the meaning given such term in Section 6.9.

"***Parties***" means the parties to this Agreement, Parent, Buyer, TSE, and each of the Sellers, and each of them is a "***Party.***"

"***Permitted Encumbrances***" shall mean any or all of the following: (a) lessor's royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the "net revenue interest" of TSE in and to any Warranty Interest to less than the amount set forth in Exhibit A for such Warranty Interest or increase the "working interest" of TSE in and to any Warranty Interest to greater than the amount set forth in Exhibit A for such Warranty Interest (without a corresponding increase in the "Net Revenue Interest" for such Warranty Interest); (b) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (c) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Assets in any manner, and all applicable Laws, of any Governmental Entity; and (d) a lien that encumbers the oil and gas rights under any of the Leases if such lien was created by the lessor under the respective Lease and no action has been taken to foreclose on such lien or exercise collection rights by the lienholder.

"***Person***" shall mean a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

"***PUHCA***" shall have meaning given such term in Section 5.24.

"***Purchase Price***" shall have the meaning given such term in Section 2.2(a).

"***Records***" shall include, with respect to TSE, all lease files, land files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Assets, abstracts, title opinions, well logs, cores, technical, operating and production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of TSE insofar as the same are related to any of the Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with Third Parties.

"***Regulatory Authorities***" shall have the meaning given such term in Section 6.8.

"***Regulatory Filings***" shall have the meaning given such term in Section 6.8.

"***Release***" shall mean depositing, disposing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating or dumping.

"***Representative***" shall have the meaning given such term in Section 8.5(a).

"***Securities Act***" shall have the meaning given such term in Section 6.8.

"***Seller Group***" shall have the meaning given such term in Section 8.1.

"***Seller Percentage***" shall mean, with respect to each Seller, the percentage set forth next to such Seller's name on the signature page hereto.

"***Sellers***" shall have the meaning given such terms in the recitals to this Agreement.

"***Subsidiaries***" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.

"***Survival Period***" shall have the meaning given such term in Section 9.1.

"***Tax Return***" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

"***Taxes***" shall mean any federal, state, local or foreign income, gross receipts, license, profits, franchise, withholding, payroll, employment, social security, disability, occupation, environmental, sales, use, transfer, registration, alternative and similar taxes and assessments, and ad valorem, property, production, excise, severance, windfall profit and similar taxes and

assessments based upon or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not and including any obligations to indemnity or otherwise assume or succeed to the tax of any other Person.

"***Third Party***" shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

"***Title Defect***" shall mean any encumbrance, encroachment, irregularity, or defect in TSE's title to the Assets that alone or in combination with other defects in title renders TSE's title to the Assets or part thereof to be less than Defensible Title; provided that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds Ten Thousand Dollars ($10,000.00).

"***Transaction Fees***" shall have the meaning given such term in Section 7.2.

"***TSE***" shall have the meaning given such term in the introductory paragraph.

"***Warranty Interest***" shall mean either a Lease or Mineral Interest described on Exhibit A.

ARTICLE II.
PURCHASE AND SALE

Section 2.1 Agreement to Sell and to Purchase.

(a) On April 25, 2007, or such other date agreed to between the parties, but in any case no later than April 27, 2007 (the "***Closing Date***"), upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from such Seller, the Membership Interests held by such Seller.

(b) The execution of this Agreement and the closing of the sale and purchase under this Agreement ("***Closing***") shall take place at the offices of Haynes and Boone L.L.P., 1221 McKinney Street, Suite 2100, Houston, Texas 77010 at 10:00 a.m. Texas time on the Closing Date.

Section 2.2 Purchase Price.

(a) In consideration of the transfer to Buyer of the Membership Interests, Buyer shall pay to Sellers Two Hundred Thousand US Dollars (US$200,000.00), and shall issue to Sellers Ninety Five Thousand (95,000) of Buyer's fully paid and non-assessable Exchange Shares, in the aggregate (the "***Purchase Price***").

(b) At Closing, Buyer shall pay (i) the cash portion of the Purchase Price to the Sellers in cash in immediately available funds by wire transfer (to accounts and in amounts as shall be directed in writing by TSE, on behalf of Sellers prior to Closing), and (ii) Buyer shall deliver to each Seller certificates registered in the name of such Seller representing a number of fully paid and non-assessable Exchange Shares equal to Ninety Five Thousand (95,000) multiplied by each Seller's Percentage, rounded off to the nearest whole share.

Section 2.3 Tax Treatment.

(d) It is the intent of the parties that this transaction be treated as a transfer to a corporation controlled by the transferor as contemplated by Section 351 of the U.S. Internal Revenue Code of 1986. For purposes of Section 351 the Sellers and Parent shall be treated as transferors and Buyer shall be treated as the controlled corporation.

ARTICLE III. DISCLAIMERS

MW acknowledges and agrees that, except as otherwise expressly set forth in Article IV or V of this Agreement, none of Sellers nor any Affiliate of any Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to any matters whatsoever, including without limitation, the Assets or the Membership Interests. Each Seller, for itself and its Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Assets and the Membership Interests, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) the state of repair of the Assets, (b) merchantability or conformity to models, (c) fitness for a particular purpose, and (d) production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Assets.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Each Seller hereby represents and warrants to MW, as to itself only, as follows; provided that the Sellers' aggregate liability and responsibility for such representations is to be borne by each of the Sellers severally based on the Seller's Percentage, and not jointly and severally:

Section 4.1 Organization. If such Seller is not an individual, such Seller is an entity duly organized or formed, validly existing and in good standing under the Laws of the State of its organization or formation, with full power to carry on its business as it is conducted and to own, lease and operate its assets.

Section 4.2 Authorization; Enforceability. Such Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of such Seller's obligations hereunder have been duly and validly authorized by such Seller. This Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly executed and delivered by Seller, and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

Section 4.1 Conflicts. Such Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of such Seller's or TSE's Organizational Documents (if any); (b) result in the breach of any term or condition of, or constitute a default or

cause the acceleration of any obligation under any agreement or instrument to which such Seller or TSE is a party or by which it is bound; (c) violate or conflict with any applicable Law, or (d) result in the creation or imposition of any lien or security interest on any of the Assets.

Section 4.3 **Bankruptcy.** There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against, such Seller.

Section 4.4 **Title to Membership Interests.**

(a) Such Seller owns beneficially and of record, the Membership Interests set forth opposite such Seller's name on the signature page hereto and such Membership Interests will be transferred to Buyer free and clear of all Encumbrances. Except as provided in the Organizational Documents of TSE, none of the Membership Interests held by such Seller is subject to any restriction with respect to its transferability (other than restrictions on transfer under applicable federal and state securities Laws). Such Seller hereby consents to the sale by each other Seller of such other Seller's interests in TSE, waives any right of first offer with respect to such sale, and consents to the admission of Buyer or it's permitted assigns as a member of TSE.

(b) Except as provided in the Organizational Documents of TSE, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, preemptive rights, subscription rights, "phantom" stock, rights of first refusal, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting TSE held by such Seller or obligating such Seller to sell, purchase or return any ownership interest in TSE or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any ownership interest in TSE.

Section 4.5 **Foreign Person.** Except as provided in Schedule 4.6, such Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

Section 4.6 **Independent Investigation.** Such Seller is acquiring the Exchange Shares for its own account and with the intention of holding the Exchange Shares solely for investment. Such Seller acknowledges that the Exchange Shares have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Such Seller is able to bear the risk of an investment in the Exchange Shares, including risks associated with holding the Exchange Shares for an extended period of time. Such Seller has no intention as of the date hereof of selling the Exchange Shares in a public distribution in violation of federal securities Laws or any applicable state securities Laws.

Section 4.7 **Sophistication.** Such Seller is sophisticated in the evaluation, purchase, and ownership of securities for investment. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Buyer and Parent in Article VI, such Seller (a) has relied or shall rely on its own independent investigation and evaluation of the Exchange Shares and MW and (b) has satisfied or shall satisfy itself as to the investment in the Exchange Shares. Such Seller is an "accredited investor" as defined in Regulation D under the Securities Act. Such Seller is a resident of the state listed under such Seller's name on the signature pages hereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES AS TO TSE AND THE ASSETS

Sellers and TSE hereby represent and warrant to MW as follows; provided that the Sellers' aggregate liability and responsibility for such representations is to be borne by each of the Sellers severally in the percentage of the respective Seller's Membership Interest, and not jointly and severally:

Section 5.1 Organizational Matters; Enforceability.

(a) TSE is a limited liability company, duly formed and validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. TSE is duly authorized to do business in such other jurisdictions in which TSE is required to be so authorized. The Organizational Documents and all amendments thereto of TSE have made available to MW for review and are accurate and complete.

(b) TSE has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by TSE of its obligations hereunder have been duly and validly authorized by TSE. This Agreement and all other agreements and instruments to be executed by TSE in connection herewith and therewith have been duly executed and delivered by it and constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors' rights generally or by the principles governing availability of equitable remedies.

Section 5.2 Capitalization. All of the Membership Interests are owned by the Sellers. Except as provided in the Organizational Documents of TSE, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the Membership Interests or obligating a Seller to sell, purchase or return any of the Membership Interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for the Membership Interests or any other ownership interest in TSE.

Section 5.3 Conflicts. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Sellers and TSE will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of any of the Organizational Documents of such Person; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which such Person is a party or by which any of its assets, including the Assets is bound, (c) violate or conflict with any applicable Law, and (d) result in the creation or imposition of any lien or security interest on any of the Assets.

Section 5.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against TSE.

Section 5.5 Subsidiaries of TSE. TSE has no Subsidiaries and has no direct or indirect equity interest in any Person other than the Energy Finder's Shares.

Section 5.6 Compliance with Laws. TSE and its use and occupancy of its Assets are in compliance in all material respects with all Laws to which such entity or its business, operations, Assets or properties is subject. Since October 5, 2006, TSE has not received any written notice or claim that such entity is not in compliance with any applicable Law to which such entity or its business, operations, Assets or properties is subject. This Section 5.6 does not cover or include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 5.17.

Section 5.7 Litigation. As of the date hereof, there is no suit, action, investigation or other proceeding pending, at law or in equity, or to Sellers' Knowledge, threatened, by or before any Governmental Entity, against TSE or any of its Assets seeking equitable relief or monetary damages in excess of $10,000. Neither TSE nor any of its current or former officers, managers, employees, agents or representatives, has been notified in writing by any Governmental Entity that he/she/it is currently the subject of an investigation by any Governmental Entity. TSE is not a party to any outstanding judgment, writ, decree, injunction or order of any Governmental Entity. As of the date hereof, there are no suits, actions, proceedings (at law or in equity) or investigations pending or, to the Knowledge of the Sellers, threatened, by or before any Governmental Entity seeking to, or that would reasonably be expected to, prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no pending suit, action or other proceeding (at law or in equity) by or before any Governmental Entity that has been brought by TSE against any Person.

Section 5.8 Taxes

(c) TSE has filed all Tax Returns that it was required to file under applicable Laws and all such Tax Returns have been prepared in substantial compliance with all applicable Laws. All Taxes due and owing by TSE (whether or not shown on any Tax Return) have been paid. TSE currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TSE does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of TSE.

(d) TSE has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to TSE. TSE has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where TSE has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or

proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against TSE, in any case that is currently outstanding. TSE has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TSE filed or received since October 5, 2006.

(f) TSE has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) TSE is not a party to or bound by any Tax allocation or sharing agreement. TSE (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Since December 31, 2006, TSE has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except the ordinary course of business consistent with past custom and practice.

(i) TSE will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(j) TSE has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

Section 5.9 **Financial Statements.** Sellers have delivered to Buyer an unaudited balance sheet of TSE as at December 31, 2006, and the related unaudited statements of income, change in owners' equity and cash flow for the year ended December 31, 2006 and for the period from the inception of TSE to December 31, 2006, including in each case the notes thereto (the ***"Financial Statements"***). The Sellers agree to deliver to Buyer within thirty (30) days of the Closing Date a compiled balance sheet of TSE as at the Closing Date, and the related compiled statements of income, change in owners' equity and cash flow for the period from January 1, 2007 to the Closing Date and from the inception of TSE to the Closing Date, including in each case the notes thereto (the ***"Final Financial Statements"***).

Section 5.10 **Contracts and Leases.**

(k) Excluding any (i) Leases, (ii) Mineral Interests and (iii) joint operating agreements, Schedule 5.10(a) sets forth all contracts of the type described below to which TSE is a party or the Assets are bound (collectively, all of such contracts, the "***Material Contracts***"):

(i) any contract or permit that can reasonably be expected to result in aggregate payments by TSE of more than Ten Thousand Dollars ($10,000.00) during the current or any subsequent fiscal year;

(ii) any contract that can reasonably be expected to result in aggregate revenues to TSE of more than Ten Thousand Dollars ($10,000.00) during the current or any subsequent fiscal year;

(iii) any indenture, mortgage, loan, note, credit or similar contract to which TSE is bound or to which any of the Assets is subject (whether TSE is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;

(iv) any contract that constitutes a lease under which TSE is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by TSE without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Five Thousand Dollars ($5,000.00);

(v) any contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Assets with a value in excess of Five Thousand Dollars ($5,000.00) (other than inventory or sales of hydrocarbons);

(vi) any non-competition agreement or other similar agreement that limits or will limit TSE, Buyer or any of its Subsidiaries from engaging in the business of TSE after Closing;

(vii) any employment or severance agreement;

(viii) except for any Employee Plan, any contract or agreement between TSE, on the one hand, and any Seller, any Affiliate of any Seller, or any officer, director or manager of TSE, Seller or any Affiliate of Seller, on the other hand: and

(ix) any contract granting any power of attorney with respect to the affairs of TSE other than the Organizational Documents of TSE.

(l) TSE is not and, to Sellers' Knowledge, no other party, is in breach or default under any Material Contract. No Third Party has given TSE or any Seller written notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Material Contract.

Section 5.11 Payables. Except for revenues which are being suspended in accordance with applicable Law, as of the date hereof, all oil and gas production proceeds due by TSE to others from the Assets, including, without limitation, all royalties, overriding royalties and net profits interests, have been paid in compliance with all of the terms and conditions of the applicable Leases and other applicable instruments.

Section 5.12 No Suspense. To Sellers' Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Assets are being received by TSE and are not being held in suspense by a Third Party for any reason.

Section 5.13 Imbalances. There exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (a) a portion of TSE's interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without TSE receiving payment therefor and at the price it would have received absent such imbalance; (b) TSE being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and TSE will not be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

Section 5.14 Transfer Restrictions. There are no preferential rights of purchase, consents to assign in favor of Third Parties, approvals of Governmental Entities or other restrictions on the transfer of the Membership Interests contemplated by this Agreement.

Section 5.15 AFEs. There are no outstanding authorities for expenditures with respect to the Assets as of the date set forth in such Schedule that are in excess of Five Thousand Dollars ($5,000.00).

Section 5.16 Absence of Certain Changes and Events. Since December 31, 2006, TSE has not:

(m) amended its Organizational Documents;

(n) increased any bonuses, salaries, or other compensation to any member, director, manager, officer, or employee or entered into any employment, severance, or similar contract with any director, officer, or employee;

(o) except for amendments and modifications that are not material or required under applicable Law, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers and employees of TSE, or taken any such action with respect to any other Employee Plan;

(p) cancelled, compromised, waived or released any claims or rights with a value in excess of Five Thousand Dollars ($5,000.00);

(q) made any change in the accounting methods or principles;

(r) borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or incurred or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(s) merged or consolidated with any other Person;

(t) made any loan to, or entered into any other agreement with, any of the directors, officers or employees;

(u) made any other material change in employment terms for any of its members, directors, managers, officers or employees;

(v) paid any dividends or made any distributions in respect of the Membership Interests;

(w) transferred, sold, mortgaged, pledged or disposed of any material Asset other than the sale of hydrocarbons in the ordinary course of business; or

(x) entered into any agreement, whether oral or written, to do any of the foregoing.

Section 5.17 Environmental.

(y) To the Knowledge of the Sellers, the Assets and TSE are free of any Environmental Defects, except as would not reasonably be expect to have a Material Adverse Effect on TSE or the Assets.

(z) With respect to the Assets, TSE has not entered into, or is subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any Environmental Laws.

(aa) TSE has not received written notice from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning TSE, the Assets, TSE's current or prior operations or any land, facility, asset or property currently or formerly owned or leased by TSE and alleging either (i) a violation of Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law, except in the case of either clause (i) or (ii) hereof, as would not reasonably be expected to have a Material Adverse Effect on TSE or the Assets.

(bb) There has been no Release on or from the Assets or on or from any property currently or, to Sellers' Knowledge, formerly owned, or operated by TSE of any Hazardous Materials in any substantial amount or concentration that is reasonably likely to give rise to a substantial remediation obligation

(cc) To Sellers' Knowledge, TSE or an operator of the Assets, holds those licenses, permits, or other authorizations necessary under Environmental Laws to carry on operations connected with the Assets to the extent of and as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on TSE or the Assets.

Section 5.18 Licenses. To Sellers' Knowledge, TSE or an operator of the Assets, holds those licenses, permits, or other authorizations necessary to carry on operations connected with the Assets as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on TSE or the Assets.

Section 5.19 Brokers' Fees. TSE has not incurred and will not incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of transactions contemplated hereby. No Seller or any Affiliate of any Seller has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby.

Section 5.20 Bank Accounts. Sellers have provided Buyer with a schedule that sets forth (a) the name of each financial institution in which TSE has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

Section 5.21 Title to Assets. TSE's respective title to the Assets are free of any Title Defects.

Section 5.22 Employment Matters. TSE is in material compliance with all Laws relating to the employment of labor, including all such Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security taxes and similar taxes. TSE is not a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no actual or threatened organizing activity respecting the employees of TSE. There are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting TSE's employees. There are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships respecting the employees of TSE. Sellers have provided to Buyer a complete and accurate list of the following information for each employee of TSE (including each such employee on leave of absence or layoff status) as of December 31, 2006: name; job title; current compensation; accrued vacation and sick days; and service credited for benefit purposes and severance obligations. No bonuses or other amounts shall be payable to employees of TSE in connection with the Closing.

Section 5.23 Benefit Matters. TSE does not sponsor or participate in any Employee Plans.

Section 5.24 PUHCA and Investment Company Act. TSE is not (a) a "holding company," or a "subsidiary company" of a "holding company" that is subject to the registration requirements of the Public Utility Holding Company Act of 1935, as amended ("***PUHCA***") or an affiliate of such a "holding company" or of a "subsidiary company" of such a "holding company" or a "public utility" within the meaning of PUHCA, (b) a "natural gas company" under the Natural Gas Act, as amended, or (c) a public utility or public service company (or similar designation) whose rates are established through cost of service rate regulation under the laws of any state in the United States or by any foreign country. TSE is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 5.25 Insurance. TSE currently has no insurance in effect.

Section 5.26 **Undisclosed Liabilities.** Except (a) as disclosed in the Financial Statements, (b) for normal or recurring liabilities incurred since the latest balance sheet date shown on the Financial Statements, in the ordinary course of business consistent with past practices, TSE does not have any liabilities, either accrued, contingent or otherwise, and whether due or to become due, which individually or in the aggregate exceed Ten Thousand Dollars ($10,000.00).

Section 5.27 **Royalties and Rentals.** Except for revenues which are being suspended in accordance with applicable Law, all royalties, excess royalties, overriding royalty interests, net profit interests, production payments, and other interests burdening production from or attributable to the Assets have been properly and timely paid. Since October 5, 2006, TSE has paid all delay rentals due by TSE under any Lease.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF MW

Parent and Buyer hereby jointly and severally represent and warrant to Sellers as follows:

Section 6.1 **Organization and Capitalization.** Parent is a corporation, duly formed and validly existing under the Laws of British Columbia, Canada, with full power to carry on its business as it is conducted and to own, lease, and operate its assets. The number of outstanding Common Shares does not exceed Ninety-Five Million (95,000,000) shares and the total number of Common Shares that would be outstanding if all options, convertible and exchangeable securities of Parent were exercised or converted as of the Closing Date does not exceed One Hundred Fifty Million (150,000,000). Buyer is a corporation, duly formed and validly existing under the Laws of Nevada, with full power to carry on its business as it is conducted and to own, lease, and operate its assets. The Buyer's capital stock consists of two million shares of Common Stock, divided into 1,900,000 shares of Class A Common Stock, no par value per share (***"Class A Common Stock"***), and 100,000 shares of Class B Common Stock, no par value per share (***"Class B Common Stock"***). On the date of this Agreement, there are outstanding 940,500 shares of Class A Common Stock, which are owned by Parent, and no shares of Class B Common Stock. Other than the Class A Common Stock and the Class B Common Stock, the Buyer has no capital stock or rights to acquire capital stock outstanding.

Section 6.2 **Authorization; Enforceability.** Parent and Buyer each have the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of Parent and Buyer's obligations hereunder and thereunder have been duly and validly authorized and approved by Parent and Buyer, and no other corporate action is required on the part of Parent or Buyer. This Agreement and all other agreements and instruments to be executed by Parent and Buyer in connection herewith have been duly executed and delivered by Parent and Buyer, and constitute legal, valid and binding obligations of Parent and Buyer, enforceable against them, in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

Section 6.3 Conflicts. Parent and Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby and thereby will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of Parent or Buyer's governing documents; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Parent or Buyer is a party or by which it is bound; (c) violate or conflict with any applicable Law, or (d) result in the creation or imposition of any lien or security interest on any of the its assets, except in the case of clause (b), (c) and (d) above, where such breaches, violations, or conflicts would not have a Material Adverse Effect on the Parent or Buyer or the transactions contemplated hereby.

Section 6.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Parent or Buyer.

Section 6.5 Brokers' Fees. Neither Parent or Buyer nor any Affiliate of either of them has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby.

Section 6.6 Investment Intent. Buyer is acquiring the Membership Interests for its own account and with the intention of holding the Membership Interests solely for investment. Parent and Buyer acknowledge that the Membership Interests have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Buyer is able to bear the risk of an investment in the Membership Interests, including risks associated with holding the Membership Interests for an extended period of time. Buyer has no intention as of the date hereof of selling the Membership Interests in a public distribution in violation of federal securities Laws or any applicable state securities Laws.

Section 6.7 Independent Investigation. Parent and Buyer are sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making their decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Sellers set forth in Articles IV and V, Parent and Buyer (a) have relied or shall rely on their own independent investigation and evaluation of the Assets and (b) have satisfied or shall satisfy themselves as to the environmental and physical condition of and contractual arrangements affecting TSE and the Assets. Buyer has had the opportunity to ask questions of TSE's directors, officers and consultants and Sellers regarding the acquisition of the Membership Units and an investment in TSE, and has received satisfactory answers to such questions. No investigation or evaluation by Parent or Buyer shall diminish or render ineffective any representation or warranty made by Sellers in Articles IV or V.

Section 6.8 Canadian Regulatory Filings. Since January 1, 2006, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the applicable regulatory authorities under Canadian law ("***Regulatory Authorities***") pursuant to the reporting requirements of the securities laws of Canada (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "***Regulatory Filings***"). Parent has delivered to the Sellers or their representatives true and complete copies of any Regulatory Filings that were not filed electronically via SEDAR. As of their respective dates, the Regulatory Filings complied in all material respects with the requirements of the Securities Laws

applicable to the Regulatory Filings, and none of the Regulatory Filings, at the time they were filed with the Regulatory Authorities, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the Regulatory Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Regulatory Authorities with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, during the periods involved (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Parent (A) is a reporting issuer in the Canadian provinces of British Columbia and Alberta ("***Canadian Jurisdictions***") and not in default of applicable Canadian Securities Laws; (B) has a current Annual Information Form and is eligible under National Instrument 44-101 to file a short form prospectus with Canadian securities regulatory authorities of the Canadian Jurisdictions; and (C) meets the general eligibility requirements for use of Form F-10 under the Securities Act of 1933 as amended (the "***Securities Act***").

Section 6.9 **US Regulatory Filings.** Since January 1, 2007, Parent has timely filed with the Securities and Exchange Commission of the United States (the "***Commission***") all forms, registration statements, reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "***Exchange Act***") or the Securities Act of 1933 as amended (all such documents filed on or prior to the date of this Agreement, collectively, the "***Parent SEC Documents***"). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the "***Parent Financial Statements***"), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Parent SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Morgan & Company Chartered Accountants, P.O. Box 10007 Pacific Centre, Suite 1488 - 700 West Georgia Street, Vancouver, B.C. Canada V7Y-1A1, is an independent registered public accounting firm with respect to Parent and has not resigned or been dismissed as independent registered public accountants of Parent as a result of or in connection

with any disagreement with Parent on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 6.10 Litigation. As of the date hereof, there is no suit, action, investigation or other proceeding pending, at law or in equity, or to Parent or Buyer's Knowledge, threatened, by or before any Governmental Entity, against Parent or Buyer or any of their Assets seeking equitable relief or monetary damages in excess of $10,000. Neither Parent nor Buyer nor any of their current or former officers, managers, employees, agents or representatives, has been notified in writing by any Governmental Entity that he/she/it is currently the subject of an investigation by any Governmental Entity. Neither Parent nor Buyer is a party to any outstanding judgment, writ, decree, injunction or order of any Governmental Entity. As of the date hereof, there are no suits, actions, proceedings (at law or in equity) or investigations pending or, to the Knowledge of Parent or Buyer, threatened, by or before any Governmental Entity seeking to, or that would reasonably be expected to, prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no pending suit, action or other proceeding (at law or in equity) by or before any Governmental Entity that has been brought by Parent or Buyer against any Person.

Section 6.11 Capital Raising. In February 2007, Parent completed a private placement of Common Shares for gross cash proceeds in excess of Twenty Five Million US Dollars (US $25,000,000).

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1 No Public Announcement. None of MW, Sellers or any of their respective Affiliates shall, without reasonable prior consultation with the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

Section 7.2 Expenses. Except as otherwise provided in this Agreement, the Parties shall pay their respective costs and expenses incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, investment bankers and independent public accountants (collectively, "***Transaction Fees***"). Sellers agree that, in the event that the cash funds of TSE as of the Closing Date are insufficient to pay the sum of any outstanding liabilities and obligations of TSE (a) as of the Closing Date, and (b) that result from the Closing and any other transactions contemplated from this Agreement, the Transaction Fees incurred by TSE shall be borne and paid by each Seller in proportion to its respective Seller Percentage.

Section 7.3 Tax Matters. Without the prior written consent of Buyer, TSE shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to TSE, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to TSE, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of TSE for any period ending after the Closing Date or decreasing any Tax attribute of TSE existing on the Closing Date.

Section 7.4 Notification of Breaches of Representations. Buyer shall give Sellers written notice promptly upon obtaining knowledge of any breach by any Seller of any of the representations or warranties made by such Seller under this Agreement.

Section 7.5 Closing Deliveries.

(a) At Closing, each Seller shall deliver to Buyer:

(i) the Assignment of the Membership Interests in the form of Exhibit B executed and dated the Closing Date;

(ii) resignations from all managers of TSE and such other officers or employees as Buyer requests in writing; and

(iii) such other documents as are reasonably appropriate to effect the transactions contemplated by this Agreement.

(b) At Closing, MW shall deliver to each Seller, such Seller's Seller Percentage of:

(i) the cash portion of the Purchase Price payable to the Seller; and

(ii) certificates representing the Exchange Shares registered in the name of the Seller for the number of Exchange Shares to which such Seller is entitled.

Section 7.6 Sellers' Access to Records. MW shall cause TSE for a period of seven (7) years following Closing, to (i) retain the Records, and (ii) provide Sellers, their respective Affiliates, and its and their partners, directors, officers, employees and representatives with access to the Records (to the extent that Sellers have not retained the original or a copy) during normal business hours for review and copying at such Person's expense in connection with Tax matters.

Section 7.7 Registration of the Common Shares. Parent shall file with the Commission as soon as is commercially reasonable after the delivery of Exchange Shares for Common Shares but not later than 120 days after such delivery, and thereafter use its reasonable commercial efforts to cause to be declared effective, a registration statement (on Form F-1, Form S-1, Form SB-2 or such other form that it is eligible to use) in order to register the Common Shares for resale and distribution under the Securities Act. Parent shall pay all of the expenses in preparation and filing

of such registration statement and shall use commercially reasonable efforts to keep such registration statement effective for at least 180 days.

Section 7.8 **Assistance with Audit.** The Sellers warrant that the underlying books and records exist to allow MW to complete an audit of TSE's Final Financial Statements and Sellers agree to cooperate and provide assistance to TSE and Buyer so that an audit of the Final Financial Statements can be completed within ninety (90) days after Closing. All costs of auditors, accountants and other third party charges related to the activity under this Section 7.8 incurred after the Closing Date shall be borne by Buyer.

Section 7.9 **Manner of Exchange.**

(a) **Share Exchange**. On any Business Day after January 1, 2008 and before July 31, 2008, the Exchange Shares may be exchanged at the election of the holder thereof, in whole or in part, for Common Shares of the Parent during normal business hours, by providing written notice to Parent of such holder's election to exchange, accompanied by (i) the certificates representing the Exchange Shares, and (ii) a stock power duly executed by such holder transferring all right, title and interest of such holder in the Exchange Shares to Parent, and such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Common Shares determined as provided herein. Unless and until an adjustment in the exchange ratio for Exchange Shares is provided for herein, each Exchange Share shall be exchangeable for one hundred (100) Common Shares.

(b) **Cash Purchase**. On any Business Day after January 1, 2008 and before July 31, 2008, the Exchange Shares may be exchanged at the election of the holder thereof, in whole or in part, for a cash payment of $10.00 per share during normal business hours, by providing written notice to Parent of such holder's election to exchange, accompanied by (i) the certificates representing the Exchange Shares, (ii) a stock power duly executed by such holder transferring all right, title and interest of such holder in the number of Exchange Shares to be exchanged to Buyer, and (iii) wire instructions for payment, and the Buyer shall then promptly pay such holder $10.00 per Exchange Share validly tendered by wire pursuant to such holder's wire instructions.

(c) **Forced Exchange**. On any Business Day after July 31, 2008, each holder of Exchange Shares agrees that at the request of the Parent, such holder will exchange the Exchange Shares then held by such holder for Common Shares of Parent as provided herein. Such request shall be made in writing by the Parent to the holder as the name of the holder appears on the stock transfer records of the Buyer. Such notice shall specify a Business Day not more than 30 days after the date of such notice when the exchange will be effective (the "Exchange Date"). On the Exchange Date, each holder of Exchange Shares shall provide to Parent a stock power duly executed by such holder transferring all right, title and interests in the Exchange Shares owned by such holder to Parent and shall tender certificates representing all of the Exchange Shares owned by such holder to the Parent, and Buyer will cause the number of duly authorized, validly issued, fully paid and nonassessable Common Shares determined as provided herein to be delivered to such holder. Unless and until an adjustment in the exchange ratio for Exchange Shares is provided for herein, each Exchange Share shall be exchangeable for one hundred (100) Common Shares.

Section 7.10 When Exchange Effective. Each exchange of an Exchange Share shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Exchange Share shall have been surrendered to the Parent as provided in Section 7.9(a) or (c), and at such time the holder shall be deemed to have become the holder of record of Parent Common Shares.

Section 7.11 Delivery of Stock Certificates, etc. As soon as practicable after each exchange of an Exchange Share, in whole or in part, and in any event within five Business Days thereafter, the Parent, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the holder thereof, the following:

(a) **Certificates.** A certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable Common Shares to which such holder shall be entitled upon such exchange rounded to the nearest share.

(b) **Exchange Share.** In case such exchange is in part only, a certificate for new Exchange Shares of like tenor dated the date thereof, calling in the aggregate on the face or faces thereof for the number of Exchange Shares not so exchanged.

Section 7.12 Treatment of Stock Dividends, Stock Splits, etc. In case the Parent at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater or lesser number of Common Shares, then, and in each such case, the number of Common Shares issuable upon exchange of Exchange Shares shall be appropriately adjusted.

Section 7.13 Consolidation, Merger, Sale of Assets, Reorganization, etc. From and after the date hereof, the Parent shall not (a) consolidate with or merge into any other Person if the Parent is not the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Parent even though the Parent shall be the continuing or surviving Person if, in connection with such consolidation or merger, the Common Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of the Common Shares unless, prior to the consummation thereof, each Person (other than the Parent) which may be required to deliver any stock, securities, cash or property to the holders of Common Shares shall assume, by written instrument delivered to the holder of such Exchange Shares, (i) the obligations of the Parent hereunder (and if the Parent shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Parent from, any continuing obligations of the Parent hereunder) and (b) the obligation to deliver to such holder such shares of stock, securities, cash or property as, such holder would have received if he had exchanged his Exchange Shares for Common Shares immediately preceding such event.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1 Indemnification by MW. Effective upon the Closing, Buyer and Parent, jointly and severally, shall indemnify, defend and hold harmless Sellers, their officers, directors, partners, employees, agents and representatives and any and all of Sellers' Affiliates and partners and their respective Affiliates, officers, directors, partners, employees, agents and representatives (collectively, the "***Seller Group***") from and against any and all claims, liabilities, suits, controversies, losses, costs and expenses (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys' fees) (collectively, "***Losses***") arising out of, resulting from or attributable to any of the following: (a) any breach of any representation or warranty made by Buyer or Parent in Article VI and (b) any breach of any covenants made by Buyer or Parent set forth in this Agreement.

Section 8.2 Indemnification by Sellers. Effective upon Closing, each Seller shall indemnify, defend and hold harmless Parent and Buyer, their officers, directors, partners, employees, agents and representatives and any and all of Parent's and Buyer's Affiliates and partners and their respective Affiliates, officers, directors, partners, employees, agents and representatives (collectively, the "***Buyer Group***") from and against any and all Losses arising out of, resulting from or attributable to any of the following: (a) any breach of any representation or warranty made by such Seller in Article IV or Article V, subject to the several nature of the representations contained in Article IV and Article V, and (b) any breach of any covenant made by such Seller set forth in this Agreement.

Section 8.3 Limitations on Amount.

(a) ***Deductible***. An Indemnitor shall have no obligation to indemnify any Indemnitee for any Losses under Section 8.1 or Section 8.2 unless and until the Indemnitors' aggregate indemnification obligations thereunder with respect to such Losses shall exceed $10,000 calculated on a cumulative basis and not on a per item basis (the ***"Deductible Amount"***), at which point the Indemnitee shall be entitled to receive indemnification for the amount of Losses in excess of the Deductible Amount, as further limited by the first sentences of Article IV and Article V and by Section 8.3(b).

(b) ***Cap***. No indemnification payment made by Indemnitors shall be payable to Indemnitees to the extent the aggregated claims hereunder for Losses of such Indemnitees exceeds (i) in the case of the Buyer and Parent, an amount equal to $7,500,000, other than with respect to the breach of Parent's exchange obligations under Sections 7.9, 7.10, 7.11, 7.12 and 7.13, and (ii) in the case of claims against the Sellers, up to an aggregate value of $7,500,000 in paid-out claims, with the value of any Common Shares or Exchange Shares paid to satisfy a claim to be determined in accordance with Section 8.3(e). In no event shall any Seller be liable under this Article VIII for more than his Seller Percentage of the Purchase Price received by him. Each Seller shall have the option of tendering Exchange Shares or Common Shares, valued in accordance with Section 8.3(e), in payment of any claim under this Article VIII.

(c) ***Interpretation***. The term "Losses" as used in this Article VIII is not limited to matters asserted by Third Parties against an Indemnitee, but includes Losses incurred or sustained by the Indemnitee in the absence of Third Party Claims. The term "Losses" as used in this Article VIII shall not include any punitive damages or awards (unless payable as a result of a Third Party Claim).

(d) ***Loss Payments***. Each of the Sellers and the Representative hereby agrees that if, following the Closing, any payment is made pursuant to this Article VIII by such Seller in respect of any Losses (a ***"Loss Payment"***), except for the commission of actual fraud or willful misconduct, such Seller shall have no rights against any current or former director, officer, manager or employee of TSE (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against any of such Persons with respect thereto. Any rights with respect to Loss Payments which any of the Sellers or the Representative may, by operation of law or otherwise, have against any of such Persons shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived, except for the commission of actual fraud or willful misconduct.

(e) ***Valuation of Exchange Shares***. Each Exchange Share or Common Share shall be deemed to be valued at the volume weighted average price of the Common Shares based on the trades of Common Shares during the ten Trading Days immediately prior to the date of an Indemnity Claim Notice.

Section 8.4 Indemnification Procedure.

(a) If a claim for Losses (***"Indemnity Claim"***) is to be made by a member of the Buyer Group entitled to indemnification hereunder, Buyer shall be the only party entitled to give notice to the Representative and shall give such notice to the Representative as soon as reasonably practicable after Buyer becomes aware that a fact, condition or event has occurred or exists which may give rise to Losses for which indemnification by a member of the Buyer Group may be sought under this Article VIII (an ***"Indemnity Claim Notice"***). If a claim for Losses is to be made by a member of the Seller Group entitled to indemnification hereunder, the Representative shall be the only party entitled to give an Indemnity Claim Notice to Buyer, and shall give such Indemnity Claim Notice to Buyer as soon as reasonably practicable after the Representative becomes aware that a fact, condition or event has occurred or exists which may give rise to Losses for which indemnification by a member of the Seller Group may be sought under this Article VIII. In each case, the Indemnity Claim Notice shall consist of a certificate signed by an officer of Buyer or a certificate by the Representative, as applicable, that shall (i) describe in reasonable detail the facts and circumstances known to the Person entitled to indemnification (the ***"Indemnitee"***) that gave rise to such indemnification claim and the amount arising therefrom and (ii) if the aggregate amount of Losses exceeds the applicable Deductible Amount (after taking into account any other indemnification claims made by the Buyer Group or the Seller Group, as applicable, pursuant to this Article VIII), provide for a demand of payment of the amount. Any delay in submitting an Indemnity Claim Notice to the Representative or Buyer, as applicable, shall not relieve any indemnifying party (the ***"Indemnitor"***) of any liability hereunder, except to the extent that the Indemnitor was prejudiced by such delay; provided that Buyer and the

Representative shall only be entitled to submit a Indemnity Claim Notice during the Survival Period.

(b) If the Representative does not object in writing within the 30 day period after delivery by Buyer of the Indemnity Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Representative on behalf of the Sellers that the Buyer Group identified in such Indemnity Claim Notice is entitled to the full amount of the claim set forth in such Indemnity Claim Notice. If Buyer does not object in writing within the 30 day period after delivery by the Representative of the Indemnity Claim Notice, such failure to so object shall be an irrevocable acknowledgment by Buyer that the Seller Group identified in the Indemnity Claim Notice is entitled to the full amount of the claim set forth in such Indemnity Claim Notice.

(c) Upon receipt of an Indemnity Claim Notice involving a claim by a Third Party (a ***"Third Party Claim"***) for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 8.4 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each party may have an obligation to indemnify the other Party, each party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Article VIII and has agreed to indemnify the Indemnitee, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect to such Third Party Claim, and (B) would restrict such Indemnitee's ability to conduct its business in the ordinary course, and (iv) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor's prior written consent. If the Indemnitor has not elected to undertake the defense of a Third Party Claim, or if the Indemnitor assumes the defense of a Third Party Claim pursuant to this Article VIII but fails to diligently defend against the Third Party Claim within thirty (30) days following any written notice from such Indemnitee asserting such failure, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings. In such instances, the Indemnitee shall have full control of such defense and proceedings; provided that the Indemnitee shall not settle such Third Party Claim without the written consent of the Indemnitor; provided further, however, that if the Indemnitor fails to notify the Indemnitee in writing as to whether or not it consents to such settlement within thirty (30) days following its receipt of notice of such settlement from the Indemnitee, then such consent shall be deemed given.

The Indemnitor may participate in, but not control, any defense or settlement controlled by an Indemnitee pursuant to this provision of Article VIII, and the Indemnitor shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Article VIII, if the Indemnitor disputes its potential liability to the Indemnitee under this Article VIII and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee's defense pursuant to this Article VIII The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. In those instances in which Buyer or Parent is the Indemnitor, the Indemnitor shall pay to the Indemnitee in immediately available funds any amounts to which the Indemnitee is entitled under this Article VIII as agreed to by the parties or as decided by arbitration pursuant to Section 10.8, with such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement. In those instances in which a Seller is the Indemnitor, the Indemnitor shall pay to the Indemnitee in Cash, Common Shares or Exchange Shares any amounts to which the Indemnitee is entitled under this Article VIII as agreed to by the parties or as decided by arbitration pursuant to Section 10.8, with such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement.

Section 8.5 Representative

(a) At the Closing, Raymond T. Pirraglia shall be constituted and appointed, without any further act of any member of the Seller Group, the Seller Group's representative (the ***"Representative"***) and, as such, shall serve as and have all powers as agent and attorney-in-fact for and on behalf of each member of the Seller Group: (i) to give and receive notices and communications on their behalf with respect to any matters related to this Agreement; (ii) to object to such deliveries and any claims set forth in any Indemnity Claim Notice; (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claim for indemnification pursuant to this Article VIII; (iv) to litigate, mediate, arbitrate, defend, enforce or take any other actions and execute any other documents that the Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of any member of the Seller Group; (v) to sign receipts, consents or other documents in connection with the Representative's duties hereunder; and (vi) to take any and all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any member of the Seller Group. Notice or communications to or from the Representative shall constitute notice to or from the Seller Group. All actions to be taken by a member of the Seller Group shall be taken solely by the Representative.

(b) No bond shall be required of the Representative. The Representative shall be reimbursed any and all expenses incurred by him in fulfilling his obligations under Section 8.5(a), including any legal and accounting fees payable to third party consultants, and the Representative shall be entitled to receive a fee of $250.00 per hour, billable on a quarterly hour basis, for time spent fulfilling his obligations under Section 8.5(a).

(c) Without limiting the generality of the foregoing, the Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. If the Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, the Sellers, acting by consent of the Sellers having an interest in a majority of the Membership Interests (a ***"Majority"***) shall, as soon as practicable after such death, resignation or disability, appoint a successor to the Representative and immediately thereafter notify the Buyer of the identity of such successor. If a Majority chooses to remove the Representative for any reason, such Majority shall simultaneously appoint a successor to the Representative and immediately thereafter notify the Buyer of the identity of such successor. Any such successor pursuant to either of the preceding two sentences shall succeed the Representative as Representative hereunder.

(d) A decision, act, consent or instruction of the Representative shall constitute a decision of the members of the Seller Group, and shall be final, binding and conclusive upon the members of the Seller Group. The Buyer and any member of the Buyer's Group may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each member of the Seller Group. Although the Representative shall not be obligated to obtain instructions from the members of the Seller Group, prior to any decision, act, consent or instruction, if, and to the extent that, the Representative receives any written instructions from a Majority, the Representative shall comply with such instructions.

(e) The Representative shall not be liable to any of the members of the Seller Group for any act taken or omitted to be taken as Representative, except for the commission of actual fraud or willful misconduct. Each Seller shall severally indemnify the Representative and hold the Representative harmless against any damages or expenses incurred without bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(f) The power of attorney granted by the members of the Seller Group to the Representative pursuant to this Section 8.5 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any member of the Seller Group.

(g) The execution of this Agreement by the Sellers shall constitute ratification of the appointment of the Representative and approval of the provisions of this Section 8.5.

Section 8.6 Exclusive Remedy.

(a) If Closing occurs, the express indemnities set forth in this Article VIII shall be the exclusive remedies for the parties for the breach of any representation, warranty or covenant set forth in this Agreement and for any claim arising out of, resulting from or related to the transactions contemplated hereby, and each party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including

claims under state or federal securities Laws and claims available at common Law, in equity or by statute.

(b) Sellers, Parent and Buyer agree that each party shall have right to enforce specific performance of the other parties obligations to close at Closing (provided that such party waives any breach by the other parties of any representations, warranties or covenants made by the other parties that would otherwise be a condition to such Closing).

Section 8.7 Express Negligence.

Without limiting or enlarging the scope of the indemnification and release set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability (statutory or otherwise) or other fault or violation of any Law of or by any Indemnitee or indemnified or released Person.

Section 8.8 Reduction For Insurance.

The amount which an Indemnitor is required to pay to, for, or on behalf of any Indemnitee pursuant to this Article VIII shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss (the ***"Indemnifiable Loss"***). Amounts required to be paid, as so reduced, are herein sometimes called an ***"Indemnity Payment."*** If an Indemnitee shall have received, or if an Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

Section 8.9 Tax Treatment.

Indemnification payments made pursuant to this Article VIII shall be treated for all purposes, including, but not limited to, Taxes, as adjustments to the Purchase Price, and the parties agree to file their Tax Returns accordingly.

ARTICLE IX. NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 9.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained herein shall survive the Closing (for purposes of being true and correct as of the Closing) for a period of one year (the ***"Survival Period"***).

Section 9.2 Survival of Covenants. The covenants and agreements of the Parties contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time

period is specified, for a period of six (6) months following the Closing. The post-closing covenants and agreements contained in this Agreement that are to be performed following the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without any contractual limitation on the period of survival.

Section 9.3 **<u>Expiration of Survival Period.</u>** No Party may bring a claim for indemnification pursuant to <u>Article VIII</u> hereof to the extent notice of such claim is received after the expiration of the survival periods set forth above with respect to the subject matter of such claim.

ARTICLE X.
MISCELLANEOUS

Section 10.1 **<u>Notices.</u>** All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below, or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to Sellers:

To the address set forth under such Seller's name on the signature page hereof.

If to TSE, to:

Raymond T. Pirraglia
74 Narrows Road South
Staten Island, New York 10305
Facsimile: (718) 815-2987

With a copy to:

Boyer & Ketchand
9 Greenway Plaza, Suite 3100
Houston, Texas 77046
Attn: John W. Menke
Facsimile: (713) 871-2024

If to the initial Representative, to:

Raymond T. Pirraglia
74 Narrows Road South
Staten Island, New York 10305
Facsimile: (718) 815-2987

If to Parent, to:

MegaWest Energy Corp.
815 8th Avenue S.W.
Suite 1000
Calgary, AB T2P 3P2
Canada
Attention: Wayne Sampson – VP Land
Telephone: (403) 984-6342
Facsimile: (403) 984-6343

If to Buyer, to:

MegaWest Energy Corp.
815 8th Avenue S.W.
Suite 1000
Calgary, AB T2P 3P2
Canada
Attention: Wayne Sampson – VP Land
Telephone: (403) 984-6342
Facsimile: (403) 984-6343

With a copy to:

Haynes and Boone, L.L.P.
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Guy Young
Facsimile: (713) 236-5699
Confirm: (713) 547-2081

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

Section 10.2 Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that Buyer shall be permitted at any time prior to the Closing to assign its rights and obligations under this Agreement, in whole or in part, to any Subsidiary of Buyer; provided further that no such assignment shall relieve Buyer from any obligation under this Agreement.

Section 10.3 Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the Parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and each Seller.

Section 10.4 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to choice of law rules.

Section 10.5 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

Section 10.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.7 No Third Party Beneficiaries. Except as provided in this Section 10.7, nothing in this Agreement shall entitle any Person other than Parties to any claims, remedy or right of any kind. Any Indemnitee that is not a party to this Agreement shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party hereto expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party Indemnitee pursuant to Article VIII; and no party shall have any direct liability or obligation to any Person who is not a party to this Agreement or be liable to any such Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnitee must be made and administered by a party to this Agreement. The provisions of Section 7.7 through 7.13 shall be binding on and shall inure to the benefit of the holders of Exchange Shares. The Buyer shall place a legend on each certificate representing the Exchange Shares referencing this Agreement and the restrictions in such sections. A copy of this Agreement shall be maintained at the principal offices of the Buyer, and shall be available for inspection by the holders of Exchange Shares.

Section 10.8 Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 10.8, will be solely and finally settled by binding arbitration, without right of appeal. Arbitration will be conducted before a single arbitrator in Houston, Texas by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment upon any award rendered by the arbitrator may be entered by the state or federal court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the

American Arbitration Association ("***Demand for Arbitration***"). Any Demand for Arbitration pursuant to this Section 10.8 shall be made within one hundred eighty (180) days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a federal court of competent jurisdiction in Texas. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.19 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

Section 10.11 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

Section 10.12 Specific Performance. Each Seller acknowledges and agrees that Parent and Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed by Sellers in accordance with their specific terms or otherwise are breached. Accordingly, each Seller agrees that Parent and Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Each Seller waives any requirement Parent and Buyer post bond or other indemnity in connection with the seeking or award of any such injunction or specific performance.

Section 10.13 Limitation on Damages. For the breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. **AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, OR DAMAGES (INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES), LOST PROFITS, AND OTHER BUSINESS INTERRUPTION DAMAGES IN ADDITION TO**

ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By: R. William Thornton
Name: R. William Thornton
Title: Secretary

PARENT:

MEGAWEST ENERGY CORP.

By: R. William Thornton
Name: R. William Thornton
Title: Chief Operating Officer

TRINITY SANDS ENERGY LLC

By:_______________________________
Name: George T. Stapleton, II
Title: Manager

THE INITIAL REPRESENTATIVE

____
RAYMOND T. PIRRAGLIA

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By:______________________________
Name: R. William Thornton
Title: Secretary

PARENT:

MEGAWEST ENERGY CORP.

By:______________________________
Name: R. William Thornton
Title: Chief Operating Officer

TRINITY SANDS ENERGY LLC

By:______________________________
Name: George T. Stapleton, II
Title: Manager

THE INITIAL REPRESENTATIVE

____
RAYMOND T. PIRRAGLIA

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By:______________________________
Name: R. William Thornton
Title: Secretary

PARENT:

MEGAWEST ENERGY CORP.

By:______________________________
Name: R. William Thornton
Title: Chief Operating Officer

TRINITY SANDS ENERGY LLC

By:______________________________
Name: George T. Stapleton, II
Title: Manager

THE INITIAL REPRESENTATIVE

Raymond T. Pirraglia
RAYMOND T. PIRRAGLIA

SELLERS:

STAPLETON INVESTMENTS, INC.

By: [signature]
George T. Stapleton, II - President
Address for notice: 11 Leigh Court
Sugar Land , Texas 77479
State of Incorporation: Texas
No. of Units (473.68) Seller's Percentage 47.37%

DK TRUE ENERGY DEVELOPMENT LTD.

By:__________________________
David S. Kahn, ______________________
Address for notice: __________________
____
Country of Incorporation: ______________
No. of Units (467.11) Seller's Percentage 46.71%

____
RAYMOND T. PIRRAGLIA
Address for notice: __________________
____
State of residence: New York
No. of Units (47.37) Seller's Percentage 4.74%

____
ROBERT A. PIRRAGLIA
Address for notice: __________________
____
State of residence: __________________
No. of Units (11.84) Seller's Percentage 1.18%

SELLERS:

STAPLETON INVESTMENTS, INC.

By:____________________________
George T. Stapleton, II - President
Address for notice: 11 Leigh Court
Sugar Land, Texas 77479
State of Incorporation: Texas
No. of Units (473.68) Seller's Percentage 47.37%

DK TRUE ENERGY DEVELOPMENT LTD.

By:____________________________
David S. Kahn, Director
Address for notice: 9040 San Francisco.
Brossard, PQ J4X 2H4 Canada
Country of Incorporation: [illegible]
No. of Units (467.11) Seller's Percentage 46.71%

____
RAYMOND T. PIRRAGLIA
Address for notice: ________________
____
State of residence: New York
No. of Units (47.37) Seller's Percentage 4.74%

____
ROBERT A. PIRRAGLIA
Address for notice: ________________
____
State of residence: ________________
No. of Units (11.84) Seller's Percentage 1.18%

SELLERS:

STAPLETON INVESTMENTS, INC.

By:__________________________
George T. Stapleton, II - President
Address for notice: 11 Leigh Court
Sugar Land , Texas 77479
State of Incorporation: Texas
No. of Units (473.68) Seller's Percentage 47.37%

DK TRUE ENERGY DEVELOPMENT LTD.

By:__________________________
David S. Kahn, ____________________
Address for notice: ____________________
____
Country of Incorporation: __________
No. of Units (467.11) Seller's Percentage 46.71%

Raymond Pirraglia
RAYMOND T. PIRRAGLIA
Address for notice: 74 Narrows Road South
Staten Island, NY 10305
State of residence: New York
No. of Units (47.37) Seller's Percentage 4.74%

____
ROBERT A. PIRRAGLIA
Address for notice: ____________________
____
State of residence: ____________________
No. of Units (11.84) Seller's Percentage 1.18%

SELLERS:

STAPLETON INVESTMENTS, INC.

By:____________________________
George T. Stapleton, II - President
Address for notice: 11 Leigh Court
Sugar Land , Texas 77479
State of Incorporation: Texas
No. of Units (473.68) Seller's Percentage 47.37%

DK TRUE ENERGY DEVELOPMENT LTD.

By:____________________________
David S. Kahn, __________________
Address for notice: __________________

Country of Incorporation: ____________
No. of Units (467.11) Seller's Percentage 46.71%

____
RAYMOND T. PIRRAGLIA
Address for notice: __________________

State of residence: New York
No. of Units (47.37) Seller's Percentage 4.74%

____
ROBERT A. PIRRAGLIA
Address for notice: 58 Stella Rd
Belmont MA 02478
State of residence: MA
No. of Units (11.84) Seller's Percentage 1.18%